EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of (i) our report dated March 18, 2005 (December 21, 2005 as to Notes 5, 13, 14, 22 and 25) relating to the consolidated financial statements of Gastar Exploration Ltd. and (ii) our report dated August 26,2005 relating to the statements of revenues and direct operating expenses for certain natural gas properties acquired by Gastar Exploration Ltd. from Geostar Corporation, each as appearing in the prospectus of Gastar Exploration Ltd. relating to its Registration Statement on Form S-1 (Registration No. 333-127498), which prospectus is incorporated by reference into this Registration Statement.

/s/ BDO Dunwoody LLP

Alberta, Canada

January 5, 2006